EXHIBIT 23.1
PENNROCK FINANCIAL SERVICES CORP.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of PennRock Financial Services Corp. on Form S-3 (No. 33-10568) and Form S-8 (No. 333-99797) of our report dated March 4, 2005 appearing in this annual report on Form 10-K of PennRock Financial Services Corp. for the year ended December 31, 2004.

/s/ CROWE CHIZEk AND COMPANY LLC

Columbus, Ohio
March 16, 2005